Exhibit 99.1

Active Power Announces Fourth Quarter and

End of Fiscal Year 2007 Results

Record revenues; lowers cash burn and operating losses

AUSTIN, Texas (Feb. 1, 2008) – Active Power, Inc. (NASDAQ: ACPW) today announced results for its fourth quarter and year ended Dec. 31, 2007. Revenue for fourth quarter of fiscal 2007 was a record $10.2 million, a 24 percent increase from the same period last year and an increase of 24 percent from the previous quarter. For the year ended Dec. 31, 2007, revenue was a record $33.6 million, a 34 percent increase over the $25 million recorded in 2006. The quarterly change in cash and investments was a record low of $300 thousand that included $600 thousand in payments for the company’s stock option review expenses. Cash and investments on Dec. 31, 2007, were $22.5 million.

Net loss for the quarter was $5.9 million, or 10 cents per share, including $2.1 million or 4 cents per share for an inventory and asset impairment charge related to the CoolAir product family. This compares to a net loss of $3.8 million, or 8 cents per share for the same period last year and a net loss of $3.5 million, or 6 cents per share in the previous quarter. The prior year results included a $1.8 million litigation settlement Active Power received.

For the year, Active Power reported a net loss of $20.5 million or 38 cents per share, compared to a net loss of $21.1 million or 43 cents per share recorded in 2006. The 2007 results also included $2.9 million or 5 cents per share for costs associated with the company’s stock option investigation and the inventory and asset impairment charge of $2.1 million. Excluding these items, Active Power’s higher revenue, improved margins and lower operating expenses resulted in a comparable $6.6 million (29 percent) reduction in operating losses in 2007 compared to 2006.

For the quarter and prior to recording an inventory and asset impairment charge, Active Power reported a gross profit margin of 19 percent compared to 1 percent in the same period last year and 19 percent in the previous quarter. For the year, prior to these charges, Active Power reported a gross margin of 16 percent, compared to 3 percent in 2006. The continued improvement in gross profit margins is attributable to higher selling prices, an increase in direct sales transactions and a 80 percent increase in service revenues.

“Our focus on service and solution selling and dedicated efforts at broadening the company’s sales channels and geographic markets are paying dividends, resulting in record revenues and improving financial results,” said Jim Clishem, president and CEO of Active Power. “This quarter continued to show improvements in revenues and cash burn which moves Active Power closer to its near-term goal of reaching operating profitability. Active Power’s substantial year-over-year revenue gains continue to edify market acceptance of our critical backup power solutions.”

The change in cash and investments for the quarter of $300 thousand compares to a change of $2.8 million in the previous quarter and $6.3 million in third quarter of 2006.

Recent Business Highlights

•

Direct sales accounted for 60 percent of total fourth quarter sales, while indirect channels contributed 40 percent. For the year, direct sales were 68 percent of total sales, an increase from 58 percent recorded in 2006. Direct sales increased by 56 percent from 2006.

•	EMEA sales revenue for 2007 increased by 66 percent compared to the prior year.

•	Announced 8 megawatt sale through OEM partner Caterpillar for U.S. data center operator.

•

Service revenues for 2007 were 80 percent higher compared to 2006 levels, reflecting benefits of establishing a direct sales model and selling full solutions. Higher direct sales afford Active Power the ability to provide pre- and post-sales support to end users while building brand equity.

•	Awarded IET (Institution of Engineering and Technology) 2007 Product Design of the Year Award for CleanSource® UPS.

•	Shipped equipment to nine foreign countries in fourth quarter, which represented 50 percent of revenue.

Outlook

Active Power expects first quarter 2008 revenue to seasonally decline and be between $8.0 and $10 million and first quarter earnings per share to be a loss of approximately 5 to 7 cents. The company expects cash and investments usage in first quarter to be between $2 and $3 million.

Conference Call Details

Active Power will host a conference call today, Friday, Feb. 1, 2008, at 11:00 a.m. (ET), to further review fourth quarter and fiscal 2007 results. Interested parties can listen via Web cast at http://www.videonewswire.com/event.asp?id=45274. A replay of the Web cast will be available until Feb. 15, 2008. Investors may also access the live broadcast and replay via Active Power’s Web site at www.activepower.com.

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About Active Power

Active Power (NASDAQ: ACPW) provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in data centers, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. Active Power also offers CoolAir, the only solution that provides both backup power and backup cooling. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements

This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo is a trademark of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
John Penver	Lee Higgins
Chief Financial Officer	Public Relations Manager
512-744-9234	512-744-9488
jpenver@activepower.com	lhiggins@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Product revenue	$8,832	$7,682	$28,835	$22,384
Service and spares revenue	1,380	584	4,766	2,645

Total revenue	10,212	8,266	33,601	25,029

Cost of product revenue	9,348	7,643	26,402	21,939
Cost of service and spares revenue	1,107	575	3,973	2,404

Total cost of revenue	10,455	8,218	30,375	24,343

Gross profit (loss)	(243)	48	3,226	686

Operating expenses:
Research and development	1, 428	1,561	5,749	7,851
Selling and marketing	3,070	2,423	10,970	10,225
General & administrative	1,408	1,935	7,860	7,250

Litigation settlement expense (recovery)	—	(1,781)	—	(1,781)

Total operating expenses	5,906	4,138	24,579	23,545

Operating loss	(6,149)	(4,090)	(21,353)	(22,859)

Interest income	206	265	773	1,387

Other income (expense)	33	(15)	88	323

Net loss	$(5,910)	$(3,840)	$(20,492)	$(21,149)

Net loss per share, basic & diluted	$(0.10)	$(0.08)	$(0.38)	$(0.43)
Shares used in computing net loss per share, basic & diluted	60,109	50,017	53,905	49,663

Comprehensive loss:
Net loss	$(5,910)	$(3,840)	$(20,492)	$(21,149)
Translation gain (loss) on subsidiaries in foreign currencies	(167)	(39)	(193)	(8)
Unrealized gain (loss) on investments in marketable securities	8	(25)	34	(64)

Comprehensive loss	$(6,206)	$(3,904)	$(20,651)	$(21,221)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	December 31, 2007	December 31, 2006
Assets

Current assets:
Cash and cash equivalents	$15,504	$7,652
Short-term investments in marketable securities	6,581	13,059
Accounts receivable, net	5,177	7,671
Inventories	9,198	10,279
Prepaid expenses and other	540	492

Total current assets	37,000	39,153
Property and equipment, net	5,530	7,341
Long-term investments	407	—
Deposits and other	389	232

Total assets	$43,326	$46,726

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,342	$2,663
Accrued expenses	5,793	4,715
Deferred revenue	1,918	570

Total current liabilities	10,053	7,948

Long-term liabilities	25	—
Stockholders’ equity:
Common stock	60	50
Treasury stock	(5)	(5)
Additional paid-in capital	258,630	243,519
Accumulated deficit	(225,401)	(204,765)
Other accumulated comprehensive income (loss)	(36)	(21)

Total stockholders’ equity	33,248	38,778

Total liabilities and stockholders’ equity	$43,326	$46,726